Exhibit 99.1

FOR IMMEDIATE RELEASE

1401 Highway 62/65 North	FOR FURTHER INFORMATION CONTACT:
P. O. Box 550	Larry J. Brandt/CEO
Harrison, AR 72602	Tommy Richardson/COO
Sherri Billings/CFO
870.741.7641

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

ANNOUNCES EARNINGS

Harrison, Arkansas – October 28, 2008 - (NASDAQ GM:FFBH) First Federal Bancshares of Arkansas, Inc. (the “Corporation”), a unitary savings and loan holding company for First Federal Bank (the “Bank”) announced today that the Corporation’s net income amounted to $218,000 or $0.05 basic and diluted earnings per share during the third quarter of 2008 compared to net income of $301,000 or $0.06 basic and diluted earnings per share during the third quarter of 2007. Earnings for the nine months ended September 30, 2008 amounted to $2.3 million or $0.48 basic and diluted earnings per share compared to earnings of $2.0 million or $0.41 basic and diluted earnings per share for the same period ended September 30, 2007. Book value or stockholders’ equity per share at September 30, 2008, was $15.20.

Larry J. Brandt, CEO for the Corporation said, “We are pleased to report another profitable quarter for the third quarter of 2008 with net income of $218,000. During this quarter, we also allocated $1.6 million to our provision for loan losses, paid our 47th consecutive quarterly dividend to our stockholders, and opened our 20th office in Lowell, Arkansas. The downturn in the housing market and the overall economy continue to have a significant impact on our performance and profitability. Fortunately, we have not invested in any high risk securities nor do we own any Freddie Mac or Fannie Mae stock holdings which have been a source of significant concern or losses for financial institutions that invested in these financial instruments.  We continue to exceed all capital requirements mandated by our banking regulators, are deemed well-capitalized, remain profitable, and have the qualified leadership to lead us through this difficult time in our economy.”

Total assets at September 30, 2008 amounted to $789.8 million, total liabilities were $716.1 million and stockholders’ equity totaled $73.7 million or 9.3% of total assets. This compares with total assets of $792.0 million, total liabilities of $718.3 million and stockholders’ equity of $73.7 million or 9.3% of total assets at December 31, 2007. At September 30, 2008 compared to December 31, 2007, cash and cash equivalents decreased $12.9 million or 47.1%, investment securities held to maturity increased $35.8 million or 37.5%, and real estate owned (“REO”) increased $9.3 million, or 114.3%. Net loans receivable decreased by $34.5 million, or 5.7%, primarily due to repayments, maturities and transfers to REO as well as a decrease in loan originations. The decrease in net loans receivable and the increase in REO are related to the oversupply of lots and homes in the Northwest Arkansas market and the inability of certain builders and developers to service their debt. The $2.2 million or ..3% decrease in total liabilities was primarily due to a decrease of $17.8 million or 2.8% in deposits, partially offset by an increase of $15.1 million or 18.3% in other borrowings. Funds generated from loan repayments and borrowings were utilized to purchase investment securities and to pay deposit withdrawals. Stockholders’ equity increased slightly during the nine months ended September 30, 2008 due to net income in the amount of $2.3 million resulting from continued

profitable operations, partially offset by the payment of quarterly cash dividends in the amount of $2.3 million.

Nonperforming assets amounted to $51.7 million or 6.55% of total assets at September 30, 2008, compared to $43.9 million or 5.54% of total assets at December 31, 2007. At September 30, 2008, nonperforming assets consisted primarily of $28.1 million of nonaccrual loans and $17.4 million in REO. The level of nonaccrual loans and REO is due primarily to single-family speculative construction and land development loans, reflecting the general slowdown in housing and oversupply of lots and speculative homes in the Bank’s Northwest Arkansas market. The allowance for loan losses amounted to $6.8 million at September 30, 2008 or 1.16% of total loans compared to $5.2 million or 0.80% of total loans at December 31, 2007.

Net interest income, the primary component of net income, was $5.3 million for each of the three months ended September 30, 2008 and 2007. Net interest income was $16.2 million for the nine months ended September 30, 2007 as compared to $17.5 million for the nine months ended September 30, 2008. Net interest margin for the three months and nine months ended September 30, 2008 was 2.92% and 2.95%, respectively, compared to 2.88% and 3.09% for the same periods in 2007. The decrease in net interest income for the nine months ended September 30, 2008 was primarily due to decreases in the average balance of and the yield on loans receivable offset by an increase in the average balance of investment securities and decreases in the average balances and rates on deposits and borrowings.

The provision for loan losses increased $281,000 to $1.6 million for the three month period ended September 30, 2008 compared to $1.3 million for the three month period ended September 30, 2007 and increased $448,000 to $4.1 million for the nine month period ended September 30, 2008 compared to $3.6 million for the nine month period ended September 30, 2007. The increases in the provision for loan losses in the three month and nine month comparison periods were due primarily to an increase in loss factors related to land development and commercial loans.

Noninterest income increased $218,000 or 10.9% to $2.2 million for the three month period ended September 30, 2008 compared to $2.0 million for the same period in 2007. Noninterest income increased $1.7 million or 28.4% to $7.5 million for the nine month period ended September 30, 2008 compared to $5.8 million for the same period in 2007 primarily due to a $1.2 million increase in earnings on life insurance policies due to a death benefit claim in the first quarter of 2008.

Noninterest expenses decreased slightly for the three months ended September 30, 2008 compared to the same period in 2007 and increased slightly for the nine months ended September 30, 2008 compared to the same period in 2007. The increase in the nine month comparative period was mainly due to an increase in REO expense.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, founded in 1934, conducts business from 20 full-service branch locations, one stand-alone loan production office, and 31 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

Financial Tables Attached

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands of dollars)

(Unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$14,484	$27,387
Investment securities held to maturity	131,437	95,590
Federal Home Loan Bank stock	4,802	4,433
Loans receivable, net of allowances	566,775	601,256
Accrued interest receivable	7,303	9,042
Real estate owned, net	17,402	8,120
Office properties and equipment, net	24,961	24,263
Cash surrender value of life insurance	20,210	20,159
Prepaid expenses and other assets	2,454	1,728
TOTAL ASSETS	$789,828	$791,978

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	$612,572	$630,414
Other borrowings	97,142	82,087
Advance payments by borrowers for taxes and insurance	690	575
Other liabilities	5,712	5,239
Total liabilities	716,116	718,315

TOTAL STOCKHOLDERS’ EQUITY	73,712	73,663
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$789,828	$791,978

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND RELATED SELECTED OPERATING DATA

(In thousands of dollars, except earnings per share)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Interest income	$10,451	$12,381	$33,454	$38,803
Interest expense	5,155	7,086	17,283	21,344
Net interest income	5,296	5,295	16,171	17,459
Provision for loan losses	1,611	1,330	4,110	3,662
Net interest income after provision for loan losses	3,685	3,965	12,061	13,797
Noninterest income	2,213	1,995	7,466	5,815
Noninterest expenses	5,766	5,809	17,486	17,334
Income before income taxes	132	151	2,041	2,278
Income tax provision (benefit)	(86)	(150)	(273)	284
Net income	$218	$301	$2,314	$1,994

Earnings Per Share:
Basic	$0.05	$0.06	$0.48	$0.41

Diluted	$0.05	$0.06	$0.48	$0.41

Cash Dividends Declared	$0.16	$0.16	$0.48	$0.48

Selected Operating Data (Periods Annualized):
Interest rate spread	2.92%	2.82%	2.93%	3.02%
Net interest margin	2.92%	2.88%	2.95%	3.09%
Return on average assets	0.11%	0.15%	0.38%	0.32%
Noninterest expenses to average assets	2.86%	2.88%	2.89%	2.81%
Return on average equity	1.17%	1.60%	4.15%	3.53%